Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO RESOURCES, INC. RECEIVES CONTINUED

LISTING STANDARD NOTICE FROM NYSE

DALLAS, TEXAS, December 15, 2017…EXCO Resources, Inc. (NYSE:XCO.BC) (“EXCO” or the “Company”) today announced that on December 11, 2017, EXCO was notified by the New York Stock Exchange (“NYSE”) of its noncompliance with continued listing standards because the average closing price of its common shares over a period of 30 consecutive trading days had fallen below $1.00 per share, which is the minimum average closing price per share required to maintain listing on the NYSE.

Under the NYSE rules, during the six-month period from the date of the NYSE notice, EXCO can regain compliance if the price per share of EXCO’s common shares on the last trading day of any calendar month within such period and the 30 trading day average price per common share for that month is at least $1.00.

The notice is not related to the previously disclosed notice of noncompliance that the Company received from the NYSE in August 2017 related to the Company’s average global market capitalization falling below $50 million over a trailing consecutive 30 trading-day period while its shareholders’ equity was less than $50 million. On September 22, 2017, EXCO submitted to the NYSE its business plan setting forth how EXCO intends to regain compliance with the NYSE’s market capitalization requirements, and, on November 2, 2017, the NYSE accepted EXCO’s business plan. As a result, if EXCO fails to comply, or regain compliance with, the NYSE’s market capitalization requirements by February 10, 2019, it will result in a delisting of EXCO’s common shares from the NYSE. In addition, if EXCO’s average market capitalization falls below $15 million for a 30 trading-day period or EXCO’s share price falls to an abnormally low level, the NYSE may immediately suspend trading and commence delisting of EXCO’s common shares.

The notice has no immediate impact on the listing of the common shares, which will continue to be listed and traded on the NYSE, subject to the Company’s compliance with the other listing requirements of the NYSE. The common shares will continue to trade under the symbol “XCO.BC” to indicate the status of the common shares as “below compliance.” The NYSE notification does not affect EXCO’s business operations or its Securities and Exchange Commission (“SEC”) reporting requirements and does not conflict with or cause an event of default under any of the Company’s material debt agreements.

If EXCO is unable to regain compliance with the NYSE’s continued listing requirements, the NYSE will initiate procedures to suspend and delist EXCO’s common shares. In the event that the NYSE takes action to suspend or delist EXCO’s common shares from trading on the NYSE, EXCO will promptly provide public notice of such action.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President of Strategic Planning, acting Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to maintain compliance with debt covenants, continued volatility in the oil and gas markets, the continued listing of EXCO’s common shares on the NYSE, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.